Universal Institutional Funds, Inc. - Small Company
Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Shutterstock Inc.
Purchase/Trade Date: 10/10/2012
Size of Offering/shares: 4,500,000 shares
Offering Price of Shares: $17.000
Amount of Shares Purchased by Fund: 673 shares
Percentage of Offering Purchased by Fund: 0.015
Percentage of Fund's Total Assets: 0.06
Brokers: Morgan Stanley, Deutsche Bank Securities,
Jefferies, RBC Capital Markets, Stifel Nicolaus Weisel,
William Blair
Purchased from:  Deutsche Bank Securities
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.